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                       	EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective as of the 1st day of July, 2000 (the "Effective Date") by and between GM Offshore, Inc., a Delaware corporation (the
"Company"), and Bruce A. Streeter (the "Executive").

                           	WITNESSETH:

     WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive wishes to serve in the employ of the Company on the terms and conditions hereinafter provided; and

     WHEREAS, it is in the best interests of the Company and its shareholders to assure that the Company will have the continued attention and dedication of the Executive to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change of Control (as defined in Section 1 below) of GulfMark Offshore, Inc., a Delaware corporation ("Parent"), which is the sole shareholder of the Company; and

     WHEREAS, it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and

     WHEREAS, it is imperative to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

     NOW, THEREFORE, in order to accomplish these objectives, and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:










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     1.   Change of Control.  For the purposes of this Agreement,
a "Change of Control" shall mean the occurrence of any one or more of the following:

          (a)  	The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of Parent or (ii) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from Parent; (ii) any acquisition by Parent; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent; or

          (b)  	Parent shall sell, lease, exchange or transfer
(in one transaction or a series of related transactions) substantially all of its assets, except to a wholly owned subsidiary; or

          (c)  	Approval by the stockholders of Parent of any
plan or proposal for the liquidation or dissolution of the Company; or

          (d)  	Individuals who, as of the date hereof,
constitute the Board of Parent (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or









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

          (e) Subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Parent to a case under Chapter 7;
or

          (f) Any consolidation, reorganization, or merger of Parent in which Parent is not the continuing or surviving corporation or pursuant to which shares of Parent's common stock would be converted into cash, securities or other property, other than a consolidation, reorganization or merger of Parent in which the holders of Parent's common stock immediately prior to the consolidation, reorganization or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation, reorganization or merger.

     2.  	 Employment Period.  The Company hereby agrees to
continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on June 30, 2003 (the "Term").

     3. Terms of Employment. The following terms shall govern the Executive's employment during the Term:

          (a)  	Position and Duties.

               (i)  During the Term, the Executive shall
employed as President of the Company with corresponding authority, duties and responsibilities.

              (ii) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational








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     institutions, and manage personal investments, so long as
     such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b)  	Compensation.  During the Term, and prior to the
termination of the Executive's employment as described in Section
4 or 5 hereof, the Executive shall be entitled to the following items of compensation:

               (i)  	Base Salary.  During the Term, the Executive
     shall receive an annual base salary ("Annual Base
     Salary"), which shall be paid in equal installments on a semi-monthly basis (less applicable withholding and salary deductions), of $220,000.00. Any discretionary increase in Annual Base Salary during the Term shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased.

              (ii)  	Annual Bonus.  During the Term, the
     Executive shall receive, for each fiscal year ending during the Term, an annual bonus (the "Annual Bonus"), which shall be paid in cash within thirty (30) days of the end of each fiscal year for which the Annual Bonus is awarded, in an amount to be determined at the discretion of the Company. Any discretionary increase in the Annual Bonus during the Term shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

             (iii)  	Incentive, Savings and Retirement Plans.
     During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.




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              (iv)  	Welfare Benefit Plans.  During the Term, the
     Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, supplemental health, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies.

               (v)  	Expenses.  During the Term, the Executive
     shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect with respect to other peer executives of the Company and its affiliated companies.

              (vi)  	Vacation.  During the Term, the Executive
     shall be entitled to paid vacation in amounts to be determined by the Company at the beginning of each fiscal year. Such vacations shall be taken at such times as are consistent with the reasonable business needs of the Company. Up to an aggregate total of two weeks of unused vacation time may be carried forward and used by the Executive in succeeding years.

             (vii)  	Automobile.  During the Term, the Company
     will provide the Executive with an automobile (the "Automobile") for use by the Executive in connection with the performance of his duties under this Agreement. The Executive may also use the Automobile for reasonable personal use. The Executive agrees to pay all operating costs of the Automobile, and the Company agrees to reimburse to the Executive, to cover operating costs of the Automobile related to non-personal use, 87.5% of the actual operating costs of the Automobile upon the submission by the Executive to the Company of receipts evidencing such operating costs. The Executive agrees to limit personal use so as to not violate any of the lease provisions concerning the Automobile, including, without limitation, provisions related to mileage and maintenance restrictions, and agrees to return the Automobile to the Company at the termination of this Agreement.






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            (viii)  Life Insurance.  The Company shall purchase,
     or have Parent purchase and assign to the Company, a split dollar whole life insurance policy on the life of the Executive with a face value of $500,000. The insurance policy shall be owned by the Executive. The Executive shall have the right to designate one or more beneficiaries, and to change such designation at any time and from time to time. The Company shall pay all premiums on such policy. The Company shall own the cash value of the insurance policy up to the aggregate amount of premiums paid by the Company, and the Company shall be entitled to recover from the cash value of the insurance policy or the death proceeds the aggregate amount of premiums paid by the Company. The Executive agrees to execute a collateral assignment in order to assign the insurance policy to the Company from the purpose of securing the Company's interest in the insurance policy. Such insurance coverage shall be in addition to, and not in lieu of, any other insurance normally provided by the Company to other peer executives of the Company and its affiliated companies.

              (ix)  	Club Membership.  During the Term, the
     Company will pay all reasonable period dues for membership in The Petroleum Club of Lafayette. The membership will remain the property of the Company and on the expiration of this Agreement will be transferred to such individual as the Company may designate.

               (x)  	Office and Support Staff.  During the Term,
     the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to other peer executives of the Company and its affiliated companies.

              (xi)  	Benefits Not in Lieu of Compensation.  No
     benefit or prerequisite provided to the Executive shall be deemed to be in lieu of the Executive's Annual Base Salary, Annual Bonus or other compensation.

     4.   	Termination of Employment.

          (a)  	Death or Disability.  The Executive's employment
shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with




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Section 15(b) hereof of its intention to terminate the
Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b)  	Termination by the Company for Cause.  The
Company may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean
(i) a material breach by the Executive of the Executive's obligations under Section 3(a) (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifically identifying such breach, (ii) the conviction of the Executive of a felony involving moral turpitude, or (iii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board at a meeting of the Board (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that in the good faith of the Board the Executive was guilty of conduct set forth in clauses (i), (ii) or (iii) of the second sentence of this paragraph and specifying the particulars thereof in detail.

          (c)  	Voluntary Termination by Executive for Good
Reason. The Executive's employment may be terminated during the Term by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:



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               (i)  	the assignment to the Executive of any
     duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) or any removal of the Executive from or failure to re-elect the Executive to any of such positions or any other actions by the Company which results in a diminution in such position, authority, duties or responsibilities (except in connection with the termination of the Executive's employment for Cause, Disability or retirement or as a result of the Executive's death or by the Executive other than for Good Reason), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (ii)  	any failure by the Company to comply with
     any of the provisions of Section 3(b) or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any of the items described in Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

             (iii)  the failure by the Company to pay (
     incurred by the Executive relating to a change of principal residence in connection with a relocation;

              (iv)  	any purported termination by the Company of
     the Executive's employment otherwise than as expressly permitted by this Agreement (and for purposes of this Agreement, no such purported termination shall be effective); or

               (v)  	any failure by the Company to comply with
     and satisfy Section 14(c) hereof, provided that such successor has received at least ten days, prior written notice from the Company or the Executive of the requirements of Section 14(c) hereof.

     For purposes of this Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.





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          (d)  	Notice of Termination.  Any termination by the
Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which
(i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment nder the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e)  	Date of Termination.  "Date of Termination" means
(i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Date, as the case may be.

     5.  	 Obligations of the Company upon Termination or upon a
Change of Control.

          (a)  	Termination for Good Reason or Other Than for
Cause, Death or Disability Prior to a Change of Control or after Twelve Months after a Change of Control. If, during the Term and prior to a Change of Control or after twelve (12) months after a Change of Control, the Company shall terminate the Executive's employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason:

               (i)  	the Company shall pay to the Executive in a
     lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:






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                    A.   	the sum of (1) the Executive's Annual
          Base Salary through the Date of Termination, (2) the product of (x) the Annual Bonus paid or payable to the Executive for the immediately preceding year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (4) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                    B.   	the amount equal to the sum of (1) the
          Executive's Annual Base Salary, calculated from the
          Date of Termination through the remainder of the Term, and (2) the Annual Bonus paid or payable to the Executive for the immediately preceding fiscal year annualized and calculated from the Date of Termination through the remainder of the Term; provided, however, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the
          "Code")) of any other amount of severance relating to salary or bonus continuation, if any, to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

              (ii)  	any or all Stock Options awarded to the
     Executive under any plan not previously exercisable and vested shall become fully exercisable and vested; and

             (iii)  	for the remainder of the Term, provided that
     the Executive's continued participation is possible under the general terms and provisions of such plans and programs, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section
     3(b)(iv) if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families




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     provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; in the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs; and

              (iv)  	subject to the provisions of Section 6, to
     the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

               (v)  	the Executive shall be entitled to use of
     the Automobile until the earliest to occur of (x) the date the Executive is employed elsewhere, or (y) six (6) months from the Date of Termination; provided, however, that during such time period, the Executive shall be solely responsible for all expenses incurred in the use of the Automobile, including maintaining insurance of the same types and at the same levels as previously maintained by the Company immediately prior to the Date of Termination; and

              (vi)  	in addition to the benefits to which the
     Executive is entitled under any retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Date of Termination, the Company shall pay the Executive in one sum in cash at the Executive's normal retirement age (or earlier retirement age should the Executive so elect) as defined in the retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Date of Termination, an amount equal to the actuarial equivalent of the retirement pension to which the Executive would have been entitled under the terms of such retirement plans or programs without regard to "vesting" thereunder, had the




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     Executive accumulated additional years of continuous service through the remainder of the Term at his Annual Base Salary in effect on the Date of Termination under such retirement plans or programs reduced by the single sum actuarial equivalent of any amounts to which the Executive is entitled pursuant to the provisions of said retirement plans and programs; for purposes of this paragraph, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Company's retirement plans and programs on the Effective Date; and

             (vii)  	the Company shall promptly transfer and
     assign to the Executive all such life insurance policies for which the Company or Parent was previously reimbursing premium payments made by the Executive pursuant to an agreement between the Executive and the Company or Parent; and

            (viii)  	for a period of six (6) months after the
     Date of Termination, the Company shall promptly reimburse the Executive for reasonable expenses incurred for outplacement services and/or counseling.

          (b)  	Termination upon Death.  If the Executive's
employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and (ii) the timely payment or provision of any and all Other Benefits, which under their terms are available in the event of death.

          (c)  	Termination upon Disability.  If the Executive's
employment is terminated by reason of the Executive's Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and
(ii) the timely payment or provision of any and all Other Benefits, which under their terms are available in the event of a Disability.

          (d)  	Termination for Cause or Other than for Good
Reason. If the Executive's employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to




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pay to the Executive Annual Base Salary through the Date of
Termination plus the amount of any compensation previously deferred by the Executive and any accrued vacation pay, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Term, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of any and all Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          (e)  	Termination within Twelve Months after a Change
of Control. If, within twelve (12) months after a Change of Control, the Company (or any successor of the Company) shall terminate the Executive's employment other than pursuant to Sections 2, 4(a) or 4(b) hereof or if the Executive shall terminate his employment for Good Reason:

               (i) 	 the Company (or any successor of the
     Company) shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    A.   	the Accrued Obligations; and

                    B.   	the amount equal to the sum of (1) the
          Executive's Annual Base Salary at the rate in effect as of the Date of Termination multiplied by two (2), and
          (2) the Annual Bonus paid or payable to the Executive for the immediately preceding fiscal year annualized and calculated from the Date of Termination through the second anniversary of the Date of Termination;
          provided, however, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Code) of any other amount of severance relating to salary or bonus continuation, if any, to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

              (ii)  	any or all Stock Options awarded to the
     Executive under any plan not previously exercisable and vested shall become fully exercisable and vested; and








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

             (iii)	  for the period from the Date of Termination
     through the first anniversary of the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; in the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs; and

              (iv)  	subject to the provisions of Section 6, to
     the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families; and

               (v)  	the Executive shall be entitled to use of
     the Automobile until the earliest to occur of (x) the date the Executive is employed elsewhere, or (y) six (6) months from the Date of Termination; provided, however, that during such time period, the Executive shall be solely responsible for all expenses incurred in the use of the Automobile, including maintaining insurance of the same types and at the same levels as previously maintained by the Company immediately prior to the Date of Termination; and

              (vi)  	in addition to the benefits to which the
     Executive is entitled under any retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Date of Termination, the Company shall pay the Executive in one sum in cash at the Executive's normal retirement age (or earlier retirement age should the Executive so elect) as defined in the retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Date of Termination, an amount equal to the actuarial equivalent of the retirement pension to which the Executive would have been entitled under the terms of such retirement plans or programs without regard to "vesting" thereunder, had the Executive accumulated additional years of continuous service through the first anniversary of the Date of Termination at his Annual Base Salary in effect on the Date of Termination under such retirement plans or programs reduced by the single sum actuarial equivalent of any amounts to which the Executive is entitled pursuant to the provisions of said retirement plans and programs; for purposes of this paragraph, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Company's retirement plans and programs on the Effective Date; and

             (vii)  	the Company shall promptly transfer and
     assign to the Executive all such life insurance policies for which the Company or Parent was previously reimbursing premium payments made by the Executive pursuant to an agreement between the Executive and the Company or Parent; and

            (viii)	  for a period of six (6) months after the
     Date of Termination, the Company shall promptly reimburse the Executive for reasonable expenses incurred for outplacement services and/or counseling.

     Notwithstanding the foregoing provisions of this Section 5(e), if the Company shall be required to pay the Executive pursuant to this Section 5(e), the Company shall be entitled to a credit and may deduct from any payment to the Executive the amount paid to the Executive pursuant to Section 5(f) of this Agreement.

          (f)  	Upon a Change of Control.  Upon a Change of
Control, the Company (or any successor of the Company) shall pay to the Executive in a lump sum in cash within 30 days after the date of the Change of Control the amount equal to the sum of (1) the Executive's Annual Base Salary at the rate in effect as of the date of the Change of Control multiplied by two (2), and (2) the Annual Bonus paid or payable to the Executive for the immediately preceding fiscal year annualized and calculated from the date of the Change of Control through the second anniversary of the date of the Change of Control.

     No amount paid to the Executive upon a Change of Control pursuant to this section shall be deemed to be in lieu of the Executive's Annual Base Salary, Annual Bonus or other compensation for employment by the Company after the Change of Control.

     6.	   Waiver of Rights For Other Severance.  The Executive
hereby agrees any and all benefits or payments arising out of or relating to any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies relating to the severance of employment, shall be fully offset against any benefits or payments due and owing hereunder.

     7.   	Non-Exclusivity of Rights. Nothing herein shall limit
or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     8.   	Full Settlement; Resolution of Disputes.

          (a)  	The Company's obligation to make the payments
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

          (b)  	If there shall be any dispute between the Company
and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, as the case may be, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive and/or the Executive's family or other beneficiaries, as the case may be, to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

     9.   	Certain Additional Payments by the Company.

          (a)  	Notwithstanding anything in this Agreement to the
contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  	Subject to the provisions of Section 9(c), all
determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent certified public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)  	The Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i)  	give the Company any information reasonably
     requested by the Company relating to such claim,

              (ii)  	take such action in connection with
     contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

             (iii)  	cooperate with the Company in good faith in
     order effectively to contest such claim, and

              (iv)	  permit the Company to participate in any
     proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute and contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)  	If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 9(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, subject to the Company's complying with the requirements of Section 9(c), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     10.  	Confidential Information.  The Executive shall hold in
a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     11.  	No Competition.  During the Term and, unless the
Agreement terminates pursuant to Section 5(a) or 5(e), through the first anniversary of the expiration thereof, the Executive shall not directly or indirectly engage in any business which is competitive with any of those business activities in which the Company or its affiliated companies were engaged directly or indirectly during the Term of the Agreement; provided, however, that the restriction in this section shall apply to the reasonable and limited geographic area consisting of any state in which the Company or its affiliated companies directly or indirectly has offices, operations or customers, or otherwise conducts business. For purposes of this section, the Executive shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any enterprise engaged in any business which is competitive with any of those business activities in which the Company or its affiliated companies were engaged directly or indirectly during the Term of the Agreement; provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act and (y) the Executive does not beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) in excess of 5% of the outstanding capital stock of such enterprise.

     The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this section is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this section shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this section is invalid or against public policy, the remaining provisions of this section and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

     The Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company's and its affiliated companies' investment in their business and the goodwill thereof. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in the business of the Company and its affiliated companies and the Executive's relationship with the suppliers, customers and clients of the Company and its affiliated companies. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

     12.  	No Tampering.  During the Term and, unless the
Agreement terminates pursuant to Section 5(a) or 5(e), through the first anniversary of the expiration thereof, the Executive shall not (a) request, induce or attempt to influence any distributor or supplier of goods or services to the Company or its affiliated companies to curtail or cancel any business they may transact with the Company or its affiliated companies; (b) request, induce or attempt to influence any customers of the Company or its affiliated companies or potential customers which have been in contact with the Company or its affiliated companies to curtail or cancel any business they may transact with any member of the Company or its affiliated companies; or (c) request, induce or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment with the Company or its affiliated companies.

     13.  	Remedies.  The Executive acknowledges that a remedy at
law for any breach or attempted breach of the Executive's obligations under Sections 10, 11 and 12 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company.
 The termination of the Agreement shall not be deemed a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

     14.  	Successors and Assigns.

          (a)  	This Agreement is personal to the Executive and
without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)  	This Agreement shall inure to the benefit of and
be binding upon the Company and its successors and assigns.

          (c)  	The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     15.  	Miscellaneous.

          (a)  	This Agreement shall be governed by and construed
in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)  	All notices and other communications hereunder
shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

       If to the Executive:  	Bruce A. Streeter
                             108 Hanover Square
                             Lafayette, Louisiana 70508


       If to the Company:	    GM Offshore, Inc.
                             5 Post Oak Park, Suite 1170
                             Houston, Texas 77027


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)  	The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)  	The Company may withhold from any amounts payable
under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)  	The Executive's or the Company's failure to
insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     16.  	Prior Employment Agreements Superseded.  Upon
execution and delivery of this Agreement, any and all prior employment agreements, if any, between (a) the Company, GulfMark Offshore, Inc., GulfMark International, Inc. and its and their affiliates and subsidiaries and (ii) the Executive shall be of no further force or effect and this Agreement shall supersede all such prior agreements, if any.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 Executive:


                              By:/s/    Bruce A. Streeter
			                                 -------------------------------
                                 Bruce A. Streeter
                                 President


                                 Company:

                                 GM OFFSHORE, INC.



                                 /s/    Edward A. Guthrie
                              By:--------------------------------
                                 Edward A. Guthrie
                                 Executive Vice President and
                                 Chief Financial Officer


     The undersigned executes this Agreement to evidence its agreement to guarantee to the Executive the prompt payment and the prompt performance when due of all obligations and liabilities of the Company to the Executive arising out of or pursuant to this Agreement, in which event the undersigned shall have all of the rights of the Company described in this Agreement.

                                 GULFMARK OFFSHORE, INC.


                                 /s/    David J. Butters
                              By:-------------------------------
                                 David J. Butters
                                 Chairman of the Board